Recording Requested by, and When Recorded Return to:
IRC Nevada Inc.
10 Inverness Drive East, Suite 104
Englewood, CO 80112

ROYALTY DEED AND ASSIGNMENT OF ROYALTY

     This ROYALTY DEED AND ASSIGNMENT OF ROYALTY (this “Deed”), dated and effective as of the 31st day of March, 2009 (“Effective Date”), is from NORD RESOURCES CORPORATION, a Delaware corporation (“Producer”), to IRC NEVADA INC., a Nevada corporation (“IRC”).

Definitions.

(a)	Defined Terms. The following terms shall have the meaning set forth in this Section:

	(i)	“Affiliate” shall mean any person or entity controlling, controlled by or under common control with Producer.

	(ii)	“Allowable Deductions” means:

(1)

in the case of a Smelter or Refinery that is an Unrelated Party of the Producer, all direct costs, charges and expenses of the Smelter or Refinery incurred by the Producer for off-site smelting or refining of the Product following delivery to the Smelter or Refinery (including provisional settlement fees, weighing, sampling, assaying, umpire, insurance and other off-site Smelter or Refinery deductions);

(2)

otherwise, an amount equal to the commercially reasonable costs of a refinery or smelter on an arms length basis for off-site smelting or refining of the Product following delivery to the refiner or smelter (including provisional settlement fees, weighing, sampling, assaying, umpire, insurance and other off-site refiner or smelter deductions);

(3)

direct sales, use, and gross receipts taxes, payable by the Producer or other operator of the Property, that are based directly upon, and assessed against, the value or quantity of Product sold or otherwise disposed of from the Property; but excluding any and all taxes based upon the net or gross income of the Owner or other operator of the Property, the value of the Property or the privilege of doing business, and other taxes assessed on a similar basis;

(4) costs to market the Product; and

(5) to the extent paid by the Producer, all costs (including but not limited to insurance costs) for transportation of the Product to the purchaser of the Product.

(iii)	“Business Day” means a day banks are open for general banking business in Denver, Colorado, and Tucson, Arizona, excluding Saturdays, Sundays and public holidays.

(iv)	“Copper” means the element copper in whatever form and however contained.

(v)	“Dollars” or “$” means the currency of the United States of America.

(vi)

“Governmental Authority” shall mean any federal, state or local government, governmental or quasi-governmental agency, district or authority having jurisdiction or authority to regulate or control the Property or any part of Producer’s operations in connection with production and sale of Minerals.

(vii)

“Law” or “Laws” means all applicable federal, state and local laws, rules, ordinances, regulations, grants, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including Permits, whether legislative, municipal, administrative or judicial in nature.

(viii)

“Metal” means any metallic element in whatever form and however contained, including, by way of example, gold, silver, platinum, palladium, Copper, zinc, nickel, iron, lead, cobalt, titanium, iridium and uranium.

(ix)

“Mineral Value” means the actual value of a Mineral determined on arms length terms and at any applicable spot price, the basis for which shall be agreed to in advance by the parties hereto, or if no spot price is available, at fair market value excluding any revenues, gains or losses from forward sales, puts, calls and options (or any similar arrangement) entered into by the Producer.

(x)

“Minerals” means any naturally occurring substance including Copper, all other Metals, coal, and all other hydrocarbons; excepting, however, decorative and structural stone sold for landscape and aggregate rock from overburden stockpiled on the Property and all other industrial minerals.

(xi)	“Net Returns” means:

(1) in the case of a sale of Product to an Unrelated Party, the Proceeds of Sale, less the Allowable Deductions; and

	(2)	in all other cases, the Mineral Value, on the applicable Product Sale Date less the Allowable Deductions, and for the avoidance of doubt, excludes any Operating Expenses.

(xii)	“Officer” means a president, vice president, chief executive officer, chief operating officer, chief financial officer, secretary or other equivalent officer.

(xiii)

“Operating Expenses” means costs and expenses associated with ownership and maintenance of the Property, production of Minerals therefrom, handling, processing, treating, stockpiling, packaging and preserving Minerals produced from the Property, disposal of waste materials, and reclamation costs and all other charges or costs imposed by Governmental Agencies on the Producer, the Property and Minerals produced and sold therefrom, of whatever kind and nature, expressly including all royalties, taxes and other governmental imposts on the Producer, Property or Minerals.

(xiv)

“Permitted Lien” shall mean any lien for real or personal property taxes not yet due and payable and the liens and encumbrances identified on Exhibit B attached hereto and incorporated by this reference; and any other lien or encumbrance that is or may be superior to the rights of IRC in and to the Royalty, but only if and to the extent that IRC has given its prior written consent thereto.

(xv)

“Proceeds of Sale” means the amount received by the Producer from the sale to an Unrelated Party of Product produced from the Property excluding any revenues, gains or losses from forward sales, puts, calls and options (or any similar arrangement) entered into by the Producer.

(xvi)	“Product” means all of the Producer’s right, title and interest in and to Minerals that have been extracted from the Property whether in concentrate or otherwise and including Stockpiled Material.

(xvii)	“Product Sale Date” in relation to Product, means:

	(1)	in the case of a sale of Product to an Unrelated Party, the date on which care, custody and control is transferred to the buyer; and

	(2)	in all other cases, the date on which the Producer ceases to have the care, custody or control of that Product.

(xviii)	“Property” means:

	(1)	The patented lode mining claims and other fee lands and the unpatented mining claims more particularly described in Exhibit A attached hereto and incorporated by this reference;

(2)

with respect to the unpatented mining claims and any leasehold interest in the Property, any present or future renewal, extension, modification, substitution, amalgamation or variation of any of such mining Property;

(3)

any present or future application for or interest in any of the above, which confers or which, when granted, will confer the same or similar rights; and all interests in lands or Minerals hereafter acquired by Producer within the exterior perimeter boundaries of the parcels of land expressly described in Exhibit A, such as but not limited to amendments, relocations or location of fractions with respect to unpatented mining claims, or other acquisitions of lands interior to such perimeter.

(xix)	“Quarter” means each period of three (3) months ending on a Quarterly Date.

(xx)	“Quarterly Date” means each of March 31, June 30, September 30 and December 31 in each year.

(xxi)	“Royalty” is defined in Sections 2 and 3.

(xxii)	“Royalty Period” means each period calculated as such under Section 4.

(xxiii)	“Smelter or Refinery” means any Unrelated Party processor of Product for the account of Producer or who purchases Product for further conversion or processing of Product for sale as a Metal.

(xxiv)	“Stockpiled Material” means Minerals or Mineral bearing material that has been extracted from the Property whether located on the Property or elsewhere.

(xxv)	“Unrelated Party” means a person:

(1)	that is not an Affiliate of the Producer; or

(2)

that the Producer has no economic interest (other than an interest that arises from an arm’s length commercial arrangement) in, or which has no economic interest (other than an interest that arises from an arm’s length commercial arrangement) in the Producer, unless IRC otherwise agrees in writing.

(b)	Interpretation. In this Deed headings are for convenience only and do not affect the interpretation of this Deed and, unless the context otherwise requires:

	(i)	words importing the singular include the plural and vice versa;

	(ii)	words importing a gender include any gender;

(iii)	other parts of speech and grammatical forms of a word or phrase defined in this Deed have a corresponding meaning;

(iv)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

(v)

a reference to a Section, party, annexure, exhibit or schedule is a reference to a Section of, and a party, annexure, exhibit and schedule to, this Deed and a reference to this Deed includes any annexure, exhibit and schedule;

(vi)

a reference to a statute, regulation, order or ordinance includes all statutes, regulations, orders or ordinances amending, consolidating or replacing it, and a reference to a statute includes all regulations and orders issued under that statute;

(vii)

a reference to a document includes all amendments or supplements to, or replacements or novations of, that document, and in the case of this Deed means only those amendments, supplements, replacements or novations expressly permitted or contemplated by the terms of this Deed;

(viii)

a reference to a party to a document includes that party’s successors and permitted assigns; a reference to an agreement other than this Deed includes an undertaking, Deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(ix)	a reference to an asset includes all property of any nature, including, but not limited to, a business, and all rights, revenues and benefits;

(x)	a reference to a document includes any agreement in writing, or any certificate, notice, Deed, instrument or other document of any kind;

(xi)	a reference to a body, other than a party to this Deed (including, without limitation, an institute, association or authority), whether statutory or not:

(1) which ceases to exist; or

(2) whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(xii)

a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(xiii)	no provision of this Deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Deed or that provision; and

(xiv)	words of inclusion are not words of limitation.

2.

Conveyance. For ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Producer hereby sells, assigns, grants and conveys to IRC, its successors and assigns, a perpetual, non-participating, non- executory, cost-free royalty interest (“Royalty”) on the Minerals produced and sold from the Property in the amounts and at the rate set forth in Section 3, below.

TO HAVE AND TO HOLD, all and singular, the said Royalty, together with all appurtenances, unto IRC, its successors and assigns.

(a)

Covenant Running with Land. The Royalty shall be an interest in the Property and Minerals that runs with the Property and with any assignment or transfer of Producer’s interest in the Property or Minerals, other than for sale of Minerals in the ordinary course of Producer’s business.

(b)

Amendments, Extensions, Renewals. The Royalty burdens and extends to any amendments, replacements, extensions, renewals or expansions of rights or interests in and to the Property (but not expansions of the existing perimeter boundary of the Property), or any interest or rights Producer now owns or hereafter acquires in and to the parcels of real property that are presently included in the Property or the Minerals within or upon such real property, and any assignment or lease of the Property.

3.	Royalty Rate.

(a)

Base Royalty Rate. Subject to Section 3.3, 3.4 and 3.5 below, the royalty rate for the royalty herein granted shall be two and one-half percent (2.5%) of the Net Returns from Products produced from the Property (“Base Royalty Rate”).

	(b)	Additional Definitions. For purposes of this Section 3:

		(i)	“Additional Production” shall mean production in any Current Year that causes or occurs after both of the following conditions have been met:

			(1)	There is Current Actual Production in excess of the Target Rate; and

			(2)	The sum of the Cumulative Actual Production and Current Actual Production exceeds the sum of the MCPT plus 2.5 million pounds of Copper on which Royalty is payable.

(ii)	“Cumulative Actual Production” shall mean the cumulative number of pounds of Copper produced in all Minimum Production Years prior to the Current Year.

(iii)	“Current Actual Production” shall mean the number of pounds of Copper actually produced and sold or deemed sold for the purposes of payment of Royalty during the Current Year.

(iv)	“Current Minimum Production Target” shall mean 22.5 million pounds of production of Copper on which Royalty is payable for the Current Year.

(v)

“Current Year” means the most recently concluded calendar year that is also a Minimum Production Year and as to which Royalty and the applicability of a Royalty Supplement or Recovery Credit is being determined and calculated.

(vi)

“Minimum Cumulative Production Target” or “MCPT” means the product of 25 million pounds of Copper on which Royalty is payable, multiplied by the cumulative number of Minimum Production Years that have elapsed including the Current Year, less 2.5 million pounds. For example, the MCPT when the Current Year is 2014 is 5 [2010-2014, inclusive] x 25 million-2.5 million = 122.5 million pounds of Copper.

(vii)	“Minimum Production Year” means each of calendar years 2010-2019, inclusive.

(viii)	“Royalty Supplement” is defined in Section 3.3

(ix)	“Royalty Credit” is defined in Section 3.4.

(x)	“Target Rate” shall mean production of 25 million pounds of Copper on which Royalty is payable during each Minimum Production Year.

(c)

Royalty Supplement. If, as of the end of any Current Year, (i) Current Actual Production is not at least 22.5 million pounds and (ii) the Cumulative Actual Production is less than the MPCT, then, as to Current Actual Production, the Producer shall pay IRC, in addition to the Royalty at the Base Royalty Rate otherwise payable, the following additional amount (“Royalty Supplement”) at the same time as the payment for the Quarter ending December 31 of the Current Year is due:

	(i)	If the Current Actual Production is at least 20 million pounds and less than 22.5 million pounds, the additional amount of 0.1875% of Net Returns on Copper on each pound of Current Actual Production.

	(ii)	If the Current Actual Production is less than 20.0 million pounds, the additional amount of 0.3750% of Net Returns on Copper on each pound of Current Actual Production.

(iii)	No Royalty Supplement shall be payable for Copper produced on or after January 1, 2020.

(d)	Recovery of Royalty Supplement. Amounts paid as Royalty Supplement pursuant to Section 3.3 may be recovered by means of “Royalty Credit” pursuant to this Section if there is Additional Production.

(i)

If, after paying Royalty Supplement in any Minimum Production Year or Years, Producer has sufficient Copper production for one or more subsequent Minimum Production Years so as to result in Additional Production, the Royalty on Current Actual Production shall be reduced from the Base Royalty Rate as follows:

(1)

The number of pounds of Copper which were subject to a Royalty Supplement of 0.3750%, and for which there has not been a prior Royalty Credit, shall be determined and, as to the lesser of that number of pounds or the Actual Current Production, the Royalty shall be payable at the Base Rate less 0.3750%.

(2)

After there has been complete recovery pursuant to Section 3.4(a)(i) of the 0.3750% Royalty Supplement, the number of pounds of Copper which were subject to a Royalty Supplement of 0.1875%, and for which there has not been a prior Royalty Credit, shall be determined and, as to the lesser of that number of pounds or the Actual Current Production for which the Royalty was not reduced pursuant to 3.4(a)(i), the Royalty shall be payable at the Base Rate less 0.1875%.

(ii)	Royalty Supplement not recovered as a result of Additional Production during the Current Year may be carried forward and recovered in a subsequent Minimum Production Year.

(iii)

No Royalty Supplement shall be recoverable pursuant to Section 3.4(a) from: (i) Copper production after the last Minimum Production Year ending December 31, 2019 or (ii) production and sale of Minerals other than Copper at any time.

(e)

Other Minerals. If and at such time prior to January 1, 2021, IRC has received Royalty on at least 250 million pounds of Copper, the Base Royalty Rate on Minerals other than Copper shall be permanently reduced to one and one-quarter percent (1.25%). The Base Royalty Rate for Copper shall not be subject to the reduction set forth in this Section, and shall at all times be two and one-half percent (2.5%) subject to Sections 3.3 and 3.4.

(f)

Suspension of Production. Notwithstanding Section 3.3, if there is a temporary cessation of production of Minerals at the Property for any bona fide reason, including without limitation events of Force Majeure (as defined in Section 17.10) or unfavorable market conditions, all required benchmarks, such as but not limited to Current Minimum Production Target, Minimum Cumulative Production Target and Target Rate shall be adjusted and pro rated so as to negate the effect of the time period or periods when any such bona fide cessation of production was occurring.

4.	Royalty Periods.

(a)

When Calculated. The Royalty shall be calculated and payable in respect of Royalty Periods based on the amount of Product sold or which has left the care, custody and control of the Producer during the applicable Royalty Period.

(b)

First Royalty Period. The first Royalty Period shall be the period between the date after the Effective Date on which the Product is first sold or left the care, custody and control of the Producer in commercial quantities from the Property and the next following Quarterly Date.

	(c)	Subsequent Royalty Periods. Each subsequent Quarter shall be a Royalty Period.

5.	Payment.

(a)

Due Date for Payment. The Royalty payable in respect of a Royalty Period shall be payable no later than thirty (30) Days after the applicable Quarterly Date, or if there is a dispute, within seven (7) days of the determination of that dispute under Section 17.8.

	(b)	Manner of Payment.

		(i)	Subject to Section 5.2(b), the Royalty shall be payable in cash or other immediately available funds to the account designated by IRC in writing from time to time.

(ii)

Subject to any prohibitions or limitations in sales contracts of Producer, IRC may elect at any time up to thirty (30) days prior to the due date for payment of an amount on account of the Royalty, to take the Royalty in kind.

(c)	No Deductions. The Royalty shall be payable in accordance with this Deed without withholding, deduction or set off for any reason on any account whatsoever.

(d)

Late Payment. If the Producer does not pay the Royalty on or before the due date for payment for any reason whatsoever, then the Producer shall pay to IRC interest on the amount of the Royalty unpaid by the Producer, until payment in full has been made. Interest shall be calculated at the rate of 12% per annum. Interest shall be calculated daily and shall be payable on demand.

6.	Exclusions from Royalty. Sale or transfer by Producer of the Property or any portion thereof or interest therein shall not constitute a sale of Minerals for purposes of calculating or paying Royalty, but any such transferred interest shall remain subject to the Royalty.

7.	Information.

	(a)	Statements.

		(i)	Each payment of Production Royalty shall be accompanied by an itemized statement setting forth all facts and figures necessary in order to verify the accuracy of the amount of the payment.

(ii)

The Producer will also submit to IRC at not less than monthly intervals (or such other periods as IRC may from time to time agree) a statement of Mineral production and sales from the Property (“Statement”) during the period to which the Statement relates. Each Statement shall be signed by an authorized Officer of the Producer and shall be in a form and contain such detail as IRC may reasonably require.

		(iii)	Each Statement shall be delivered to IRC not later than fifteen (15) days after the end of the month to which the Statement relates.

(iv)

Each Statement shall be accompanied by such production and sales records, receipts and other records as IRC may reasonably require in order to verify the amount of the Royalty payable on the relevant Quarterly Date.

(b)

Correspondence. The Producer shall within fifteen (15) days after receipt, forward to IRC a copy of all material correspondence between the Producer and any Smelter or Refiner, including without limitation, all statements from the Smelter or Refiner as to the amount of concentrate or intermediate Product received and the amount of Product and precious metals or other Minerals recovered therefrom, and charges or penalties assessed.

(c)

Further Information. The Producer shall, at the request from time to time of IRC, provide to IRC such information as IRC may reasonably require for the purpose of determining the amount of Product derived by the Producer and the amount of Royalty to which IRC is entitled pursuant to this Deed.

(d)

Inspection of Books. IRC, its agents or consultants may at any time during normal business hours on three (3) days’ prior notice to the Producer, inspect the books and records maintained by the Producer in relation to the Property for the purposes of determining and verifying the amount of the Royalty payable in accordance with this Deed. The Producer shall give to IRC such assistance as IRC may reasonably require for that purpose. IRC’s right to inspect Producer’s books and records that relate to any particular calendar year shall expire one (1) year after Producer’s delivery to IRC of the last Statement for that calendar year.

8.	Operative Period. The parties acknowledge and agree that the Royalty is perpetual and shall continue to be payable in accordance with the provisions of this Deed notwithstanding:

	(i)	the payment and repayment in full by the Producer of any credit facilities made available to it in connection with or relating to the Property or the Royalty; and/or

	(ii)	the sale or other disposition of all or any part of the Property.

9.	Undertakings.

	(a)	Production. The Producer undertakes, acting on a commercially reasonable basis:

		(i)	to cause all Product extracted or removed from the Property that requires treatment or refinement to be so treated and refined as soon as possible;

(ii)

if there is any Stockpiled Material not located on the Property, the Producer will obtain an acknowledgment from owner of the land on which the Stockpiled Material is located that the Stockpile Material is subject to the rights of IRC under this Deed; and

		(iii)	material containing Minerals extracted or removed from re-processed materials located on or sourced from the Property are subject to the Royalty.

Notwithstanding the foregoing, the decision to commence or continue to mine, remove or process any Products from the Property is in the sole discretion of the Producer. The Producer shall be entitled to (i) make all operational decisions with respect to the methods and extent of mining, removing and processing of Products mined, removed or derived from the Property (including, for example, the decision to process by heap leaching rather than conventional milling), (ii) make all decisions related to sales or distribution of such Products, and (iii) make all decisions concerning temporary or long-term cessation of operations.

(b)	Expiration or Other Relinquishment. With respect to the unpatented mining claims included in the Property or any Property held by means of a leasehold interest,

(i)

If (i) Producer’s rights or interest in any portion of the Property is due to lapse or expire and the Producer is not going to take steps to preserve or renew such interest or a substitute interest over the same area; or (ii) the Producer wishes to surrender any portion of the Property, then the Producer shall give to IRC not less than 60 days prior notice of the proposed lapse, expiration or surrender (whether compulsory or otherwise) together with particulars of the areas which the Producer wishes to surrender, and on request from IRC shall transfer such portion of the Property to IRC or its nominee free of encumbrances (other than the

Royalty) for a consideration of $1.00. IRC agrees that any future Royalty shall not be payable by the Producer as to such a portion of the Property after it is transferred to IRC or its nominee under this Section; however, the Royalty is payable by the person who owns the Property so transferred.

(ii)

For the avoidance of doubt, the parties agree that if any area of the Property is relinquished and subsequently reacquired by the Producer or any Affiliate of Producer, the Royalty will be payable on the Product from that portion of the Property, notwithstanding that the Producer is not the owner of the interest in the Property, on the same terms as this Deed.

(c)

Renewal. Except for Property identified to IRC under Section 9.2(a), the Producer undertakes in a timely fashion to do whatever is necessary to preserve in good standing its rights in the unpatented mining claims according to applicable Laws including, without limitation, the payment of all fees due for unpatented mining claims under the General Mining Law of 1872, as amended (“Mining Law”) and filing of all affidavits or other documents required to maintain the claims in good standing, prior to the date on which the rights in such Property would lapse or expire.

(d)	Maintain Property. The Producer shall:

(i)

pay on time all rates, taxes, rents, fees and assessments of every nature including rents and fees payable to the United States under the Mining Law, and to the State of Arizona or any local Governmental Authority which are levied on the Property; and

(ii)

comply with (i) all provisions of the Mining Law (ii) in all material respects with all other Laws affecting the Property or the holder, occupier, mortgagee or chargee of the Property (including all work and expenditure obligations applicable to the Property) and (iii) in all material respects with all leases comprising the Property.

(e)

Smelter or Refiner. The Producer covenants and agrees with IRC that, with respect to Product that is to be sold to, or processed on behalf of Producer by a Smelter or Refiner, the Producer shall select a Refiner that has weights and assays acceptable to a generally recognized trading exchange, association or industry body within the applicable market for the relevant Product.

(f)

Records. The Producer covenants and agrees with IRC that the Producer shall maintain accurate and proper records of mining operations carried out upon the Property and of all Product derived therefrom.

(g)

Commingling. The Producer may commingle ore and Minerals from the Property with ore and Minerals from other lands and properties but it shall representatively measure and sample for moisture, metal and other appropriate content prior to commingling.

(i)

If concentrates are produced from the commingled ores by the Producer, the Producer shall also calculate from representative samples the average recovery percentage for all concentrates produced during the applicable Royalty Period.

(ii)

In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Producer shall consult with IRC and apply the mining and metallurgical industry generally accepted procedures applicable to the type of mining and processing activity being conducted.

(iii)

Prior to any commingling, the Producer shall notify IRC of the proposed arrangements for commingling and obtain IRC’s written consent, which consent will not be unreasonably withheld, to its proposed procedures for undertaking the commingling and calculating the Royalty in respect of the commingled ore or Minerals.

10.	Representations and Warranties. As of the date of this Agreement, Producer represents and warrants as follows with respect to the Property:

	(a)	Ownership. Producer owns or has a valid leasehold interest in the Property, as set forth on Exhibit A, subject to any Permitted Liens;

	(b)	No Prior Liens. The Property and the Royalty are not subject to any prior liens or encumbrances other than the Permitted Liens;

(c)

Leases. Each lease of the Property (i) is a valid and subsisting lease, (ii) is in full force and effect and no default (nor any event which, with notice or lapse of time or both, would constitute such a default) has occurred or is continuing under any such lease and (iii) is not subject to any defenses, offsets or counterclaims and there have been no renewals or extensions of or supplements, modifications or amendments to the lease not previously disclosed to IRC;

	(d)	Possession. Producer is in actual possession of the Property and enjoys peaceful, undisturbed possession thereof;

(e)

Maintenance of Unpatented Claims. With respect to the unpatented mining claims included in the Property, all claim maintenance or rental fees and all affidavits and other filing required to hold the claims and maintain them in good standing with applicable Governmental Authorities have been made or performed; and

	(f)	Status as Collateral. Producer is in compliance in all material respects with each term, condition and provision of any obligation of Producer which is secured by the Property.

11.	Recording; Filing. IRC may record, file or lodge this Deed in the county records or with any other Governmental Authority IRC deems necessary or desirable to protect its rights in the Royalty.

12.	Review and Audit.

(a)

Audit. IRC may from time to time on fourteen (14) days notice conduct an audit and review of the mining and metallurgical accounting conducted by the Producer in calculating the Product produced from the Property, using representatives qualified to conduct such an audit, provided, however, that this audit and review right with respect to any particular calendar year shall expire one (1) year after delivery to IRC of the last Statement with respect to such calendar year.

(b)

Methodology. If it is not satisfied that the methodology of the mining and metallurgical accounting of the Producer is that of a reasonable miner, IRC shall advise Producer of deficiencies it determines to exist and shall provide Producer with IRC’s calculations as to Product produced.

(c)

Adjustments. If IRC’s audit determines that the Royalty payments under this Deed to IRC are lower than the sums to which IRC is entitled, the Producer shall pay the amount of the discrepancy to IRC within five (5) Business Days or shall dispute IRC’s conclusions. If Producer disputes IRC’s conclusions or if the parties are unable to agree upon the methodology of the mining and metallurgical accounting, the matter shall be subject to the dispute resolution procedures of Section 16.8. No adjustment shall be made with respect to any calendar year for which IRC has not given Producer a written notice of deficiency, pursuant to Section 12.2, within one year after delivery to IRC of the last Statement with respect to such calendar year.

13.	Assignment.

	(a)	Assignment by IRC.

(i)

IRC may, at any time, without the consent of the Producer transfer by way of assignment (including, by way of security) or novation all or any of its rights, benefits and obligations hereunder to any person or persons.

(ii)

If IRC transfers any of its rights, benefits and obligations hereunder pursuant to Section 13.1(a) all references in this Deed to IRC shall thereafter be construed as a reference to IRC and its transferee or transferees or, in the case of a transfer of all of its rights, benefits and obligations, to its transferee or transferees alone.

(b)

Assignment by Producer. If Producer or any successor or assign shall sell, convey, assign, encumber or otherwise transfer or dispose of in any manner whatsoever any interest in the Minerals (other than sales in the ordinary course of Producer’s business) or the Property or any Minerals sale contracts (any of which is referred to in this Section as a “Transfer”), then, as a condition to the effectiveness of such Transfer, Producer shall make such Transfer expressly subject to the Royalty and shall obtain the written acknowledgement of the transferee of IRC’s Royalty and, for Transfers other than an encumbrance, shall require the transferee to expressly assume the obligations of Producer with respect to events and conditions occurring after the Transfer and to pay the Royalty accruing after the Transfer according to its terms. Upon the assumption of by the transferee of the foregoing obligations of Producer hereunder, Producer shall be released from performance of all obligations under this Agreement which arise after the Transfer, except that Producer shall not be deemed released from the performance of any obligations which relate to the period prior to the Transfer, for which Producer shall remain primarily liable. Any Transfer in violation of this Section shall be void and ineffective as between IRC and the Producer.

14.

No Assumption of Liability. IRC is not assuming, by its acceptance of this Deed or of Royalty hereunder, any liability, obligation or commitment of Producer, whether known or unknown, actual or contingent, now-existing or hereafter arising (“Excluded Liabilities”). The Excluded Liabilities include, but are not limited to, the following:

(i)

Any and all obligations and liabilities of Producer relating to or arising from environmental or other conditions of any portion of the Property or from Producer’s operations related to the Property; and

	(ii)	Any and all obligations and liabilities of Producer to any lessor of the Property, to any contractor, to any customer of Producer or to any Governmental Authority.

15.	Indemnity.

(a)

From Costs. The Producer agrees to indemnify and hold IRC harmless from all Operating Expenses, and all other costs, expenses, liabilities and claims arising from ownership and operation of the Property, disposal of waste therefrom, reclamation of the Property, and the marketing and sale of Product therefrom, it being understood and agreed between the Producer and IRC that the Royalty is a right to receive certain payments or Product from the Producer based upon Product produced from the Property and sold, but is not a right that imposes on IRC any associated or other obligations, to the Producer or to any other person or entity, including Governmental Agencies, any obligation on IRC to contribute to or otherwise pay any costs or expenses associated with or arising from such activities by the Producer.

	(b)	Survival. The indemnity contained in Section 15.1 is continuing for so long as the Royalty is payable, subject to Section 13.2.

16.

Transfer of Royalty Interest. If at any time IRC desires to sell or transfer all or any portion of its rights to the Royalty, IRC shall, on a non-exclusive basis, so advise Producer of such desire and of any terms and conditions upon which IRC is willing to entertain a proposal or offer as to a sale or transfer. If IRC solicits offers or bids for the rights, Producer shall be given the opportunity to make an offer or submit a bid; provided, however, that the foregoing shall not create any right of first refusal, right of first offer or other preemptive right in Producer to acquire any interest in rights to the Royalty from IRC, and IRC shall have no obligation whatsoever to accept any offer or bid from Producer, or sell or transfer any such interest to Producer, without regard to whether Producer’s offer or bid is the high bid or best offer, and any decision to sell or transfer to Producer or to any other party shall be in IRC’s sole discretion.

17.	Miscellaneous.

	(a)	Confidentiality.

(i)

Except as otherwise expressly provided in this Section, all information obtained in relation to the Royalty that is not generally known to or generally available to persons who are knowledgeable in the mining industry (or which is generally known or generally available only as a result of a breach of this Section) shall be kept confidential and shall not be disclosed by the parties. Disclosure of the information referred to in this Section 17.l may be made if the disclosure is, subject to Section 17.2:

			(1)	agreed to by the parties;

			(2)	required by Law or the rules or regulations of any securities exchange or regulatory agency;

			(3)	made to a bona fide purchaser of IRC’s rights under this Deed or the Producer’s rights or title in or to the Property;

			(4)	to any lender of either party;

			(5)	to any potential or actual partner (whether general or limited) in IRC; or

			(6)	to any joint venture partner of the Producer.

(ii)

In the case of disclosure to persons referred to in Sections 17.1(a)(iii), (iv), (v) and (vi) (“Recipient”), the disclosing party shall ensure that the Recipient complies with the terms of Section 17.1(a).

(b)	Notices. All notices, requests, demands, waivers, consents, appointments or other communications in connection with or pursuant to this Deed:

	(i)	shall be in legible writing addressed as follows:

		(1)	if to the Producer:

Nord Resources Corporation 1 West Wetmore Road, Suite 203

Tucson, AZ 85705
Attention: President and Chief Executive Officer

(2)	if to IRC:

IRC Nevada Inc. c/o IRC (U.S.) Management Inc. 10 Inverness Dr. East, Suite 104 Englewood, CO 80112 Attention: Chief Financial Officer Facsimile: (303) 799-9017

or as specified to the sender by a party by notice;

(ii)	shall be signed by an Officer of the sender;

(iii)	is regarded as being given by the sender and received by the addressee:

	(1)	if by delivery in person, when delivered to the addressee;

	(2)	if by post, three (3) Business Days from and including the date of postage; or

	(3)	if by facsimile transmission, on receipt of a transmission report confirming successful transmission in its entirety,

(iv)	if the delivery or receipt is on a day which is not a Business Day or is after 4:00 pm (addressee’s time) it is regarded as received at 9:00 am on the following Business Day; and

(v)

can be relied on by the addressee and the addressee is not liable to another person for the consequences of that reliance if the addressee believes it to be genuine, correct and authorized by the sender.

(c)	Governing Law and Jurisdiction.

	(i)	This Deed is governed by the Laws of the State of Arizona.

	(ii)	The Producer irrevocably and unconditionally:

		(1)	submits and accepts the non-exclusive jurisdiction of the courts of Colorado; and

		(2)	waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

(d)

Successors and Assigns and Survival. This Deed shall be binding upon the permitted successors, transferees and assigns of the Producer and be binding on and inure to the benefit of IRC and its successors, transferees and assigns.

(e)	Documentary and Transfer Fees. The Producer shall pay all documentary fees, transfer fees and other costs and expenses of and incidental to the delivery and recording of this Deed.

(f)	Amendment.

(i)

The provisions of this Deed may only be amended, varied, supplemented or waived by a document signed by all of the parties. Any amendment, variation, supplement or waiver which is not contained in a document signed by all of the parties shall not be valid or enforceable.

(ii)

In the event any Property subject to this Deed has been transferred by the Producer, this Deed may be amended, varied, supplemented or waived, insofar as it pertains to the Property so transferred, by a document signed by the successors, transferees and assigns of the Producer and by IRC or its successors, provided that the liability of Producer is not affected or increased thereby.

(g)

Counterparts. This Deed may be executed in any number of counterparts and by different parties hereto on separate counterparts, each complete set of which, when executed by all parties, shall be original but all such counterparts shall together constitute but one and the same instrument.

(h)	Dispute Resolution.

(i)

If the parties are unable to resolve a dispute about the subject matter or terms of this Deed after good faith negotiations, a party may, after two (2) Business Days’ notice to the other, refer the matter to resolution by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as the same may be modified by the terms of this Agreement (“AAA Rules”).

	(ii)	The arbitrator shall be appointed by agreement, or failing agreement after two (2) Business Days notice by one party to the other, shall be appointed as provided in the AAA Rules.

(iii)

The arbitrator shall be an appropriately qualified expert with adequate knowledge of the mining industry who has no direct or personal interest in the outcome of the decision he or she is requested to make.

	(iv)	The decision of the arbitrator shall be final and binding on the parties, except in the case of manifest error.

(v)	The costs and expenses of the arbitrator shall be borne in such proportions as the arbitrator may decide.

(vi)	The parties shall provide such information as the arbitrator reasonably requires in order to make a determination under this Section.

(i)

Further Assurances. The parties each covenant and agree, upon request from the other from time to time, to execute, acknowledge and deliver such further instruments or documents which the requesting party may reasonably require in furtherance of its rights under this Deed.

(j)

Force Majeure. The prevention or delay in the performance hereof caused by acts of war, riot, rebellion, fire, flood, strike, lockout, accident, equipment breakdown, lack of rail or truck transportation from regular point of shipment, economic shutdown of mine or plant facilities, shortage of raw material, unavailability of water, laws, regulations or requirements of any other Governmental Authority, or any other circumstances beyond the reasonable control of either party (any such event being called “Force Majeure”); shall entitle the party affected to suspend this Deed to the extent and for so long as its performance is made impracticable by such event of Force Majeure, by the affected party giving written notice thereof to the other party. Except for payment of sums becoming due at or prior to the event of Force Majeure, the party invoking the provisions of this Section will not be liable for non-performance of any obligations hereunder during continuation of such event; provided, however, that such party exercises all reasonable efforts to limit and obviate the event of Force Majeure, but the affected party shall not be required to settle any strike.

     IN WITNESS WHEREOF this Deed has been duly executed and delivered as of the date above first written.

NORD RESOURCES CORPORATION,
a Delaware corporation

By:	/s/ John T. Perry
John T. Perry
President

IRC NEVADA INC.,
a Nevada corporation

By:	/s/ Doug Silver
Doug Silver
President

State of Arizona	)
) ss.
County of Pima	)

     The foregoing instrument was acknowledged before me this ___ day of _______________, 2009 by John T. Perry as President of Nord Resources Corporation, a Delaware corporation.

     Witness my hand and official seal.

     My commission expires: _________________

[SEAL]	Notary Public

State of Colorado	)
) ss.
County of	)

     The foregoing instrument was acknowledged before me this ___ day of _______________, 2009 by ____________________________________________ as President of IRC Nevada, Inc., a Nevada corporation.

     Witness my hand and official seal.

     My commission expires: _________________

[SEAL]	Notary Public

EXHIBIT A
TO
ROYALTY DEED AND ASSIGNMENT OF ROYALTY

PROPERTY

1

EXHIBIT B
TO
ROYALTY DEED AND ASSIGNMENT OF ROYALTY

PERMITTED LIENS

1.	As to the unpatented mining claims included in the Property, the paramount title of the United States of America.

2.

Producer is a party to an Amended and Restated Credit Agreement with Nedbank Limited, as the administrative agent and lead arranger, which provided for a $25,000,000 secured term loan credit facility (the “Loan”) that has been drawn down by Producer to finance the reactivation of the Property. Under the Amended and Restated Credit Agreement, Producer has delivered:

(a)

Deed of Trust from Nord Resources Corporation to First American Title Insurance Company for the benefit of NedBank Limited, a limited liability company, recorded August 3, 2007, Recording No. 2007-0825945, Cochise County, Arizona;

(b) Collateral Account Agreement, dated July 31, 2007, among Producer, Nedbank Limited and wells Fargo Bank, N.A. and

(c) UCC financing statements and other security documents and instruments.

Nedbank Limited holds a first priority lien encumbering all of the real and personal property associated with the Property, including all patented mining claims, fee lands and unpatented mining claims in which Producer has an interest. Immediately following the Closing, Producer and Nedbank will enter into a Second Amended and Restated Credit Agreement , as well as an Amended and Restated Collateral Account Agreement and an Account Charge with respect to the Loan.

3.	Regulations, conditions and restrictions governing use of ground water pursuant to Arizona Revised Statutes 45-101 et. seq.

4.	Reservations or Exceptions in Patents, or in Acts authorizing the issuance thereof.

5.	Established and/or existing roads, roadways, highways, rights-of-way and easements therefore.

6.	Water rights, claims or title to water, whether or not shown by the public records.

7.	Liabilities and obligations imposed on the land located within Northern Cochise County Hospital District.

8.	An easement for electric lines and incidental purposes in the document recorded as Book 55 of Miscellaneous Records, Page 299.

9.	An easement for telephone and telegraph lines and incidental purposes in the document recorded as Book 59, Page 135, of Miscellaneous Records.

10.	Right of way for a road as shown in Book 2 of Maps at pages 7 and 58.

11.	An easement for electric transmission lines and incidental purposes in the document recorded as Docket 952, Page 77 of Official Records.

12.	An easement for electric transmission lines and incidental purposes in the document recorded as Docket 933, Page 390 of Official Records.

13.	An easement for electric transmission lines and incidental purposes in the document recorded as Instrument No. 9411-30104 of Official Records.

14.	The terms and provisions contained in the document entitled “Access and Water Use Agreement” recorded as Instrument No. 8701-02368 of Official Records.

15.	The terms and provisions contained in the document entitled “Grant of Production Payment” recorded as Instrument no. 9906-18419 of Official Records.

16.	Any facts, rights, interests or claims which would be disclosed by a correct ALTA/ACSM survey.

3

EXHIBIT A

PROPERTY

Patented Mining Claims

Parcel 1

Arizona, Blue Grass, Puzzle, Enough, and Carlton patented lode mining claims, Mineral Survey No. 4340, embracing a portion of Section 23, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 1143496, recorded in the records of Cochise County at Docket 100, Page 283,

EXCEPT all that portion of the ground within the boundaries of Ross, Dewey, and True Blue, Mineral Survey No. 1717, and North Star, Mineral Survey No. 3242; and further except all veins, lodes, and ledges, throughout their entire depth, the tops or apexes of which lie inside the said excluded ground, containing 66.721 acres, more or less.

Parcel 2

Afterthought, Burro, Burro No. 3, Coronado, Coronado No. 2, and Mason No. 1 patented lode mining claims, Mineral Survey No. 4571, embracing portions of Sections 25, 26, and 35, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 02-63-0060, recorded in the records of Cochise County at Docket 315, Page 561,

EXCEPT all that portion of the ground within the boundaries of Republic, Mineral Survey No. 324; Golden Shield, Mineral Survey No. 325; Chicora, Mineral Survey No. 326; Southern, Mineral Survey No. 327; Mayflower, Mineral Survey No. 2764; Calumet, Mineral Survey No. 4197; Tenderfoot, Mineral Survey No. 4314; and Section 36, Township 15 South, Range 22 East; and further except all veins, lodes, and ledges, throughout their entire depth, the tops or apexes of which lie inside the said excluded ground, containing 89.005 acres, more or less.

Parcel 3

St. George patented lode mining claim, Mineral Survey No. 1966, embracing a portion of Section 36, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 42949, recorded in the records of Cochise County at Book 20, Deeds of Mines, Page 312,

containing 17.732 acres, more or less.

Parcel 4

Mayflower (aka May Flower) patented lode mining claim, Mineral Survey No. 2764, embracing portions of Sections 25 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No: 298716, recorded in the records of Cochise County at Docket 12, Page 581, containing 19.414 acres, more or less.

Parcel 5

Acorn, A-Number One, A-Number Two, Chicago, Cochise, Copper Thread, Johnson, Little Johnnie, Rough Rider, Tenderfoot, and United Fraction patented lode mining claims, Mineral Survey No. 4314, embracing portions of Sections 23, 25, and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 1141449, recorded in the records of Cochise County at Docket 93, Page 620,

EXCEPT all that portion of the ground within the boundaries of Blue Lead Extension, Dwarf, Esmeralda, and Copper Chief, Mineral Survey No. 3242; Copper Bell, Mineral Survey 1717; Highland Mary, Mineral Survey No. 284; Copper King, Mineral Survey No. 285; Republic, Mineral Survey No. 324; Golden Shield, Mineral Survey No. 325; Mayflower, Mineral Survey No. 2764; Tycoon, Mineral Survey No. 329; and Gingham No. 3, unsurveyed; and further except all veins, lodes, and ledges, throughout their entire depth, the tops or apexes of which lie inside the said excluded ground,

FURTHER EXCEPT those portions of Cochise and United Fraction, containing 0.026 and 0.387 acres, more or less, respectively, being those portions lying in the Southeast Quarter of the Northwest Quarter (SE1/4NW1/4) and the Northeast Quarter of the Southwest Quarter (NE1/4SW1/4) of Section 25, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David Rae, Grantee, recorded in the Cochise County records as document No. 870102364, containing 106.572 acres, more or less.

Parcel 6

Blue Lead, North Star, Little Bush, Copper Chief, Southern Cross, Blue Lead Extension, Dwarf, and Esmeralda patented lode mining claims, Mineral Survey No. 3242, embracing portions of Sections 23 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 610053, recorded in the records of Cochise County at Book 29, Deeds of Mines, Page 92,

containing 92.563 acres, more or less.

Parcel 7

Anaconda, Last Chance, Delta, and Sara patented lode mining claims, Mineral Survey No. 1525, embracing portions of Sections 23 and 24, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 036147, recorded in the records of Cochise County at Book 15, Deeds of Mines, Page 236,

containing 54.14 acres, more or less.

Parcel 8

Southern patented lode mining claim, Lot 45, Mineral Survey No. 327, embracing portions of Sections 25, 26, and 36, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 9043 (or 9143), recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 459,

containing 18.79 acres, more or less.

Parcel 9

Mi-an-te-no-mah patented lode mining claim, Lot 48, Mineral Survey No. 330, embracing a portion of Section 23, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 10723, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 455,

containing 19.28 acres, more or less.

Parcel 10

Peabody patented lode mining claim, Lot 39, Mineral Survey No. 286, embracing portions of Sections 23 and 24, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6424, recorded in the records of Cochise County at Book 12, Deeds of Mines, Page 433,

containing 17.36 acres, more or less.

Parcel 11

Donna Anna patented lode mining claim, Lot 40, Mineral Survey No. 287, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6423, recorded in the records of Cochise County. at Book 31, Deeds of Mines, Page 427,

containing 20.66 acres, more or less.

Parcel 12

Highland Mary patented lode mining claim, Lot 37, Mineral Survey No. 284, embracing portions of Sections 25 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6474, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 431,

EXCEPT all that portion of Highland Mary containing 0.064 acres, more or less, being that portion lying in the Southeast Quarter of the Northwest Quarter (SE1/4NW1/4) of Section 25, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364, containing 20.596 acres, more or less.

Parcel 13

Copper King patented lode mining claim Lot 38, Mineral Survey No. 285, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6475, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 435,

containing 20.11 acres, more or less.

Parcel 14

Golden Shield patented lode mining claim, Lot 43, Mineral Survey No. 325, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 8891, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 439,

containing 19.51 acres, more or less.

Parcel 15

Republic patented lode mining claim, Lot 42, Mineral Survey No. 324, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 9045, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 471,

containing 20.66 acres, more or less.

Parcel 16

Chicora patented lode mining claim, Lot 44, Mineral Survey No. 326 embracing a portion of Sections 25 and 26, Township 15 South, Range 22.East, G&SRB&M, in the Cochise Mining

District Cochise County, Arizona, U.S. Patent No. 9044, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 443,

containing 15.60 acres, more or less.

Parcel 17

Tycoon patented lode mining claim, Lot 47, Mineral Survey No. 329, embracing portions of Sections 25 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 8888, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 467,

containing 16.88 acres, more or less.

Parcel 18

Mammoth patented lode mining claim, Lot 49, Mineral Survey No. 331, embracing portions of Sections 23 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U. S. Patent No. 8889, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 463,

containing 19.28 acres, more or less.

Parcel 19

Clondike, Blue Jacket, Keystone, Blue Bell, Copper Bell, Dewey, True Blue, and Ross patented lode mining claims, Mineral Survey No. 1717, embracing a portion of Section 23, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 42087, recorded in the records of Cochise County at Book 20, Deeds of Mines, Page 542,

containing 147.266 acres, more or less.

Parcel 20

Hillside, Pittsburg, and Teaser patented lode mining claims, Mineral Survey No. 3306, embracing a portion of Sections 23 and 24, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 648851, recorded in the records of Cochise County at Docket 634, Page 478,

EXCEPT all that portion of Hillside and Pittsburg containing 1.235 and 0.381 acres, more or less, respectively, being that portion lying in the South Half of the Southeast Quarter of the Northwest Quarter (SE1/4NW1/4) and the East Half of the Southwest Quarter (E1/2SW1/4) of Section 24, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364,

Fee Lands

Parcel1

Township 15 South, Range 22 East, G&SRB&M
Cochise County, Arizona

Section 26: Lots 8, 9, 10, and 11

EXCEPT all coal and other minerals as reserved in the patent from the United States of America,

containing 139.00 acres, more or less.

Parcel 2

Township 15 South, Range 22 East, G&SRB&M
Cochise County Arizona

Section 26: Those portions of the King and Wolfrime Queen patented lode mining claims lying within the Southeast Quarter (SE1/4) as shown on Mineral Survey No. 1800, U.S. Patent No. 40087, recorded in the records of Cochise County at Book 26, Deeds of Mines, Page 251,

containing 1.00 acres, more or less.

Parcel 3

Township 15 South, Range 22 East, G&SRB&M
Cochise County, Arizona

Section 24: Lot 16

Section 25: Lots 11, 13, 14, 16, 17, 18, 20, and 21

EXCEPT any portion of Section 25 lying in the Southeast Quarter of the Northwest Quarter and the Northeast Quarter of the Southwest Quarter of Section 25, Township 15 South, Range 22 East, G&SRB&M conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364.

EXCEPT a right-of-way for ditches and canals constructed by the authority of the United States as reserved in the patent from the United States of America.

containing 53.444 acres, more or less.

Parcel 4

Township 15 South, Range 22 East, G&SRB&M
Cochise County, Arizona

Section 23: Lots 11, 12, 13, 15, and 16

Section 24: Lots 11, 12, and 13

EXCEPT any portion lying within the South Half of the Southeast Quarter of the Northwest Quarter ($S^1/_2SE^1/_4NW^1/_4$) and the East Half of the Southwest Quarter (E1/2SW1/4) of Section 24, Township 15 South, Range 22 East, G&SRB&M conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364.

Section 25: Lot 12

EXCEPT any portion lying within the Southeast: Quarter of the Northwest Quarter ($SE^1/_4NW^1/_4$) and the Northeast Quarter of the Southwest Quarter ($NE^1/_4SW^1/_4$) of Section 25, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364.

Section 26: Lots 4, 14, 15, 16, 17, 18, and 19; Southwest Quarter of the Northwest Quarter (SW1/4NW1/4)

EXCEPT a right-of-way for ditches and canals constructed by the authority of the United States as reserved in the patent from the United States of America.

containing 307.47 acres, more or less.

Township 15 South, Range 22 East, G&SRB&M (Surface and Mineral)
Cochise County, Arizona

Section 25: Lot 15 consisting of 37.53 acres, more or less; and

Lot 16 consisting of 38.26 acres, more or less; and

Lot 19 consisting of 40 acres, more or less, subject to ownership of those portions of unpatented claims Gladys R and Erika that lie North of the Southern boundary of Lot 19; and

NORD RESOURCES CORPORATION

JOHNSON CAMP MINING DISRICT, COCHISE COUNTY, ARIZONA

	Claim Name	TWN/RAN/SEC	Original Book/Page	Amended Book/Page	BLM/AMC Serial No.	Effective Date	Expiry Date
1	Addie R	15S/22E/22 & 23	16/98		43519	09/01/08	08/31/09
2	Alamosa	15S/22E/23	38/38	369/145	43520	09/01/08	08/31/09
3	Bee No. 2	15S/22E/24	1128/723	1504/300	43522	09/01/08	08/31/09
4	Bee R1	15S/22E/13 & 24	65/247	1504/298	43521	09/01/08	08/31/09
5	Bee R11	15S/22E/24	65/256	1540/308	43531	09/01/08	08/31/09
6	Bee R12	15S/22E/24	65/257	1504/310	43532	09/01/08	08/31/09
7	Bee R3	15S/22E/24	65/249	1504/302	43523	09/01/08	08/31/09
8	Bee R4	15S/22E/13 & 24	65/250	1504/304	43524	09/01/08	08/31/09
9	Bee R5	15S/22E/13 & 24	65/251	1504/306	43525	09/01/08	08/31/09
10	Bonanza	15S/22E/22	17/41		43539	09/01/08	08/31/09
11	Brenda Kaye	15S/22E/27	1620/440		187203	09/01/08	08/31/09
12	Bumble Bee	15S/22E/13 & 24	75/24	383/207	43542	09/01/08	08/31/09
13	Burro - 11	15S/22E/26 & 35	278/492		43550	09/01/08	08/31/09
14	Burro - 12	15S/22E/26 & 35	278/493		43551	09/01/08	08/31/09
15	Burro - 13	15S/22E/26	278/494		43552	09/01/08	08/31/09
16	Burro - 14	15S/22E/26	278/495		43553	09/01/08	08/31/09
17	Burro - 16	15S/22E/26	278/1497		43555	09/01/08	08/31/09
18	Burro - 17	15S/22E/27	278/513		43556	09/01/08	08/31/09
19	Burro - 18	15S/22E/27	278/498		43557	09/01/08	08/31/09
20	Burro - 19	15S/22E/27	278/499		43558	09/01/08	08/31/09
21	Burro - 20	15S/22E/27	278/500		43559	09/01/08	08/31/09
22	Burro - 4	15S/22E/35 & 36	278/485		43543	09/01/08	08/31/09
23	Burro - 5	15S/22E/35 & 36	278/486		43544	09/01/08	08/31/09
24	Burro - 6	15S/22E/35	278/487		43545	09/01/08	08/31/09
25	Burro - 8	15S/22E/35	278/489		43547	09/01/08	08/31/09
26	Burro - 9	15S/22E/35	278/490		43548	09/01/08	08/31/09
27	Burro - R15	15S/22E/26	1010/364		43554	09/01/08	08/31/09
28	Burro - R7	15S/22E/35	1010/363		43546	09/01/08	08/31/09
29	Burro A	15S/22E/26 & 27	821/104		43560	09/01/08	08/31/09
30	Burro B	15S/22E/26 & 27	821/106		43561	09/01/08	08/31/09
31	Burro C	15S/22E/26	821/107		43562	09/01/08	08/31/09
32	Burro D	15S/22E/26	821/108		43563	09/01/08	08/31/09
33	Burro E	15S/22E/26 & 27	821/109		43564	09/01/08	08/31/09
34	Burro G	15S/22E/26 & 27	821/111		43566	09/01/08	08/31/09
35	Burro H	15S/22E/26 & 27	821/112		43567	09/01/08	08/31/09
36	Burro - I	15S/22E/26 & 27	821/113		43568	09/01/08	08/31/09
37	Burro RL	15S/22E/35	1010/361		43571	09/01/08	08/31/09
38	Calumet	15S/22E/35 & 36	17/310	37/446	43573	09/01/08	08/31/09
39	Charlene	15S/22E/27	1620/434		187204	09/01/08	08/31/09
40	Charles	15S/22E/36	17/310	37/445	43574	09/01/08	08/31/09
41	Chelsie Fraction	15S/22E/22			370252	09/01/08	08/31/09
42	Colorado	15S/22E/22 & 23	39/41		43575	09/01/08	08/31/09
43	Coronado R1	15S/22E/26	1013/447		43576	09/01/08	08/31/09
44	Defender	15S/22E/22	41/328		43577	09/01/08	08/31/09
45	Dora	15S/22E/36	39/262		43578	09/01/08	08/31/09
46	E-5 Fraction	15S/22E/13 & 24			370250	09/01/08	08/31/09
47	Echo 1	15S/22E/24	395/301		43579	09/01/08	08/31/09
48	Echo R2	15S/22E/24	1128/457	1504/312	43580	09/01/08	08/31/09
49	Echo R3	15S/22E/24	395/303	1504/314	43581	09/01/08	08/31/09
50	Elephant	15S/22E/14 & 23	38/36	369/142	43586	09/01/08	08/31/09
51	Ella	15S/22E/36	39/264		43587	09/01/08	08/31/09
52	Ellenor	15S/22E/27	1620/432		187205	09/01/08	08/31/09
53	Erika	15S/22E/25 & 26	24/424	37/435	43588	09/01/08	08/31/09
54	Ernest	15S/22E/36	36/380	37/439	43589	09/01/08	08/31/09
55	Eula Belle	15S/22E/27	1620/430		187206	09/01/08	08/31/09
56	Francine	15S/22E/27	1620/436		187207	09/01/08	08/31/09
57	Gladys R	15S/22E/36	49/102	1540/316	43593	09/01/08	08/31/09
58	Gustave	15S/22E/36	39/263		43594	09/01/08	08/31/09
59	Hagerman	15S/22E/36	16/19	37/438	43595	09/01/08	08/31/09
60	Imogene	15S/22E/27	1620/426		187208	09/01/08	08/31/09
61	Ina	15S/22E/36	39/261		43597	09/01/08	08/31/09
62	Indicator	15S/22E/22	41/329		43598	09/01/08	08/31/09